Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) dated as of February 15, 2018, is executed and entered into by and between Stephen A. Wynn (“Executive”) and Wynn Resorts, Limited, a Nevada corporation (the “Company”), and, solely for purposes of Section 3, Wynn Resorts Holdings, LLC, a Nevada limited liability company (“Holdings”). Throughout this Agreement, Executive and the Company may be referred to collectively as the “parties”.

Recitals

A.         Executive has been employed by the Company pursuant to the terms and conditions of an Employment Agreement with the Company dated as of October 4, 2002, as amended (the “Employment Agreement”) and has served as a member of the Board of Directors (the “Board”) of the Company. Executive and the Company mutually agree Executive’s last day of employment by the Company and last day of service as a member of the Board was February 6, 2018 (the “Separation Date”).

B.         In order to effectuate a smooth transition of Executive’s separation from the Company, Executive and the Company wish to enter into this Agreement to specify the terms of Executive’s termination of service with the Company.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.         Resignation. Executive hereby confirms that he resigned as an employee, director and officer and chairman of the Board of the Company, including its subsidiaries and affiliates (and each of their respective boards of directors or other governing bodies) effective as of 5:00 p.m. Las Vegas Time on the Separation Date. Executive further confirms that Executive will not be entitled to any severance payment or other compensation from the Company in connection with his resignation (including, without limitation, the Separation Payment (as defined in the Employment Agreement) or any multiple thereof). Since the Separation Date, Executive has had and will continue to have no further employment duties or responsibilities to the Company and no further authority to act on its behalf. Effective as of the Separation Date, the Employment Agreement shall be considered terminated and of no further force or effect.

2.         Transition of Certain Benefits. The Company and Executive agree that in order to effectuate a smooth transition of Executive’s separation from the Company, the Company agrees to the following:

(a)        Villa Lease. During the period commencing on the Separation Date and ending on June 1, 2018 or such earlier date on which Executive elects to terminate the Lease (as defined below) by providing not less than three (3) business days advance written notice to the Company (the earlier of such dates, the “Lease End Date”), Executive shall have the right to continue to lease the property at Wynn Las Vegas currently used by Executive for his personal residence (the “Lease”), such Lease to be on the same terms and conditions as in effect with respect thereto immediately prior to the Separation Date. Upon the Lease End Date, the lease agreement between Executive and the Company evidencing the Lease shall terminate, other than with respect to any terms thereof which by the terms of such agreement survive.

(b)        Healthcare Continuation. During the period commencing on the Separation Date and ending on December 31, 2018, the Company shall provide Executive with health insurance coverage for Executive and Executive’s dependents pursuant to the executive health insurance plan(s) and arrangements(s) under which Executive was eligible to participate immediately prior to the Separation Date on the same terms and conditions in effect from time to time for the Company’s Chief Executive Officer and eligible senior executive officers.

(c)        Administrative Support. To allow for a smooth transition of Executive’s duties and responsibilities, during the period commencing on the Separation Date and ending on May 31, 2018, Executive shall continue to have the right to the personal use of an administrative assistant and administrative support to be provided by the Company at its sole expense.

3.         Termination of Surname Agreement and Assignment of Trademarks. In the event that the Company ceases to use the WYNN name and trademark, it will provide written notice thereof to Executive (the “Termination Notice”), and Holdings shall assign all of its right, title, and interest in the WYNN Mark to Executive in accordance with the terms of the Surname Rights Agreement dated as of August 6, 2004, by and between Executive and Holdings. Upon Executive’s receipt of the Termination Notice, the Surname Rights Agreement, dated as of August 6, 2004, by and between Executive and Holdings shall automatically and without further action terminate and cease to be of any further force or effect in accordance with the terms and conditions thereof.

4.         Accrued Obligations. The parties acknowledge and agree that the Company has paid or shall, on or as promptly as practicable following the Separation Date, pay Executive all wages and salary earned, including any accrued, but unused or unpaid vacation pay, business expenses and other benefits, if any, to which Executive was entitled during employment, through the Separation Date. Executive shall provide the Company with final expense report(s) and the Company shall reimburse Executive for such expenses in accordance with the applicable Company policy in effect with respect to Executive as of the Separation Date. Notwithstanding the foregoing, Executive acknowledges and agrees that he shall not be entitled to any annual bonus from the Company for the fiscal year 2018 or any severance payment or other compensation from the Company in connection with his resignation (including, without limitation, the Separation Payment (as defined in the Employment Agreement) or any multiple thereof).

5.         Section 409A. The payments made under this Agreement are intended to comply with, or be exempt from, section 409A of the Code, and applicable guidance issued thereunder (“Section 409A”). Amounts provided under this Agreement will be interpreted and construed consistent with such intent. To the extent that any reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such reimbursements shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

6.         No Assignment. This Agreement shall not be assignable by Executive or by the Company without Executive’s consent.

7.         Cooperation.

(a)        Executive agrees to provide reasonable cooperation and assistance to the Company in connection with the defense, prosecution or investigation relating to any private litigation or arbitration, and to the Board of Directors of the Company (or any committee thereof) in connection with any investigation by the Company, in each case involving the Company or its subsidiaries or affiliates, including testifying in any proceeding, to the extent such litigation, arbitration or investigation relates to services performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and with respect thereto, Executive shall have the right, at his own expense, to retain and have present independent legal counsel that represents Executive only. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Section 7 shall in all instances reasonably be subject to Executive’s other commitments. The Company agrees to reimburse Executive for any reasonable, out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section for which Executive has obtained prior approval from the Company, and in the event that the services performed by Executive at the request of the Company pursuant to this Section require a material and ongoing time commitment by Executive, the parties will in good faith negotiate the amount of compensation to be paid by the Company to Executive with respect to such services.

(b)        The parties agree that the Company and Executive shall work together in good faith to determine a mutually acceptable approach to handling end of employment related matters, including but not limited to, the method, content and timing of the announcement and other communications to Company clients, employees, franchisees, lenders, business partners and other stakeholders, or other third parties, through any form of media, regarding Executive’s departure.

8.         Non-Compete Covenant. Executive hereby covenants and agrees that, during the period commencing on the Separation Date and ending on the second anniversary of the Separation Date, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation (other than the Company), corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any gaming business that is in competition in any manner whatsoever with the principal business activity of the Company or its subsidiaries, in or about any market in which the Company or its subsidiaries have gaming operations or the Commonwealth of Massachusetts. Executive hereby further covenants and agrees that the restrictive covenant contained in this Section 8 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Executive, and is not injurious to the public.

9.         Registration Rights. The Company and Executive shall enter into a customary registration rights agreement providing Executive with six demand registration rights, six piggyback registration rights and the right to require the Company to file and maintain the effectiveness of a shelf registration statement with respect to the shares of the Company owned by Executive or which Executive has a right to acquire. The registration rights agreement will include, among other things, customary blackout period provisions during which registrations of shares, and sales pursuant to registration statements, shall be suspended. The registration rights agreement will provide that the Company will use reasonable best efforts to register all such shares on a shelf registration statement on Form S-3 (or, if the Company is not eligible to use Form S-3, Form S-1) as soon as reasonably practicable after the date of the registration rights agreement. The registration rights agreement also will provide that Executive may not sell more than one-third of the shares of common stock of the Company he holds as of the date of the registration rights agreement pursuant to a registration statement in any quarter after the date of such agreement, and that the Company may select the underwriter for any underwritten offering pursuant to such registration statement. Executive shall reimburse the Company for the reasonable expenses incurred by the Company and directly attributable to the registrations of shares executed pursuant to the registration rights agreement.

10.        Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

11.        Counterparts. This Agreement may be executed in counterparts, which taken together form one legal instrument. Multiple signature pages and signatures delivered via scanned-in PDF copy or facsimile will all constitute originals and together will constitute one and the same instrument.

12.        Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, each party and its and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company.

13.        Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

14.        Entire Agreement/Survival; Modifications. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to Executive to induce Executive to sign this Agreement, and that Executive only has relied on promises expressly stated herein. This Agreement sets forth the entire understanding between Executive and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with the Company and the termination of the employment relationship, including the Employment Agreement. For the avoidance of doubt, the parties acknowledge and agree that except as expressly provided herein, all agreements between Executive and the Company shall survive and remain in full force and effect in accordance with their terms. The provisions of this Agreement shall survive the Separation Date and the termination of Executive’s employment. No amendments or modifications to this Agreement shall be binding unless made in a writing specifically referencing this Agreement and signed by Executive and the Company.

15.        Notices. Any notice to be given pursuant to this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested, or facsimile. Notice by mail shall be sent concurrently with any facsimile notice. Notices shall be addressed to the parties at the address specified below, but each party may change its address by written notice in accordance with this Section. Notices delivered personally shall be deemed communicated as of actual receipt; facsimile notices (with a concurrent mailing) shall be deemed communicated three (3) days after mailing.

To Executive: at Executive’s most recent address on the books and records of the Company.

To the Company:

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Kim Sinatra – Executive Vice President and General Counsel

16.        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada, without regard to its conflict of laws provisions. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

17.        Waiver. The failure by either party to insist upon strict compliance with any term or provision of this Agreement shall not operate or be construed as a waiver of such term or provision. The waiver by either party of a breach of any term or provision of this Agreement must be in writing signed by such party in order to be binding and, further, shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

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The parties have executed this Agreement as of the dates indicated below.

Dated: February 15, 2018	WYNN RESORTS, LIMITED, the “Company”

By: /s/ Matt Maddox
Name: Matthew Maddox
Title: Chief Executive Officer

Dated: February 15, 2018	Solely for purposes of Section 3 of the Agreement, WYNN RESORTS HOLDINGS, LLC, “Holdings”

By: WYNN RESORTS, LIMITED,
Its: Sole Member

By: /s/ Matt Maddox
Name: Matthew Maddox
Title: Chief Executive Officer

Dated: February 15, 2018	Stephen A. Wynn, “Executive”

/s/ Stephen A. Wynn

[Signature Page to Separation Agreement]